EXHIBIT 99.1


                                                                  [CYTOGEN LOGO]



COMPANY CONTACT:
Cytogen Corporation
Stacy Shearer
Investor Relations
(609) 750-8289
sshearer@cytogen.com
--------------------

              CYTOGEN REPORTS SECOND QUARTER 2003 FINANCIAL RESULTS

    MARKETING ALLIANCES, REACQUISITION OF MARKETING RIGHTS TO QUADRAMET(R), AND ANTICIPATED INTRODUCTION OF COMBIDEX(R) EXPECTED TO DRIVE FUTURE SALES

PRINCETON, N.J., (AUGUST 14, 2003) -- Cytogen Corporation (Nasdaq: CYTO), a product-driven, oncology-focused biopharmaceutical company, today reported its consolidated financial results for the three and six month periods ended June 30, 2003.

Total revenues were $2.33 million for the second quarter of 2003 compared to $3.17 million for the second quarter of 2002. For the six month period ended June 30, 2003, total revenues were $4.80 million compared to $6.46 million for the six month period ended June 30, 2002. The decline in revenue was driven, in part, by the previously announced discontinuation of brachytherapy products since January 24, 2003, and OncoScint(R) (Satumomab pendetide) since December 31, 2002. There were no revenues from such discontinued products for the second quarter of 2003 compared to $621,000 for the second quarter of 2002. For the six month period ended June 30, 2003, total revenues from such discontinued products were $240,000 compared to $1.13 million for the six month period ended June 30, 2002. These declines were partially offset by increased sales of NMP22(R) BladderChek(TM), which Cytogen began introducing to urologists in the United States in November 2002, along with increased license and contract revenues.

Net loss for the second quarter of 2003 was $3.37 million or $0.37 per share compared to a net loss of $3.21 million or $0.39 per share for the second quarter of 2002. Net loss for the six month period ended June 30, 2003 was $5.32 million or $0.60 per share compared to a net loss of $8.21 million or $1.00 per share for the six month period ended June 30, 2002. The net loss for the six month period ended June 30, 2002 included a non-cash milestone expense of $2.0 million related to the progress of ex vivo dendritic cell prostate cancer clinical trials at Northwest Biotherapeutics, Inc.

"During the first half of 2003 we laid a solid foundation for future growth by reducing operating expenses, enhancing and strengthening ProstaScint(R) through marketing alliances, and reacquiring marketing rights to Quadramet(R) - our lead therapeutic product," said Michael D. Becker, President and Chief Executive Officer of Cytogen Corporation. "In view of recently reported and ongoing clinical studies suggesting that certain unique properties of Quadramet may allow it to be used in combination with other drugs, such as chemotherapeutics and bisphosphonates, to treat a variety of cancers, we believe that the addition of Quadramet to our marketed product portfolio has great significance for Cytogen's future growth. We intend to continue to aggressively pursue these investigational applications."

Product Sales and Performance

Sales of ProstaScint (Capromab pendetide), Cytogen's first monoclonal antibody-based product targeting prostate specific membrane antigen, or PSMA, were $1.60 million in the second quarter of 2003 compared to $1.97 million in the second quarter of 2002. For the six month period ended June 30, 2003, sales of ProstaScint were $3.22 million compared to $4.05 million for the six month period ended June 30, 2002.

Future potential growth for ProstaScint is largely dependent upon, among other things, the implementation and continued research of the following:

     -    Advances in imaging technology
          - Fusion imaging - an image processing technique that combines functional information from a ProstaScint scan with anatomic images provided by CT (computed tomography) or MR (magnetic resonance) scans in a digital overlay to provide information that cannot be achieved with separate imaging modalities alone, which may improve diagnostic interpretation; and
          - Image enhancements - improving the quality of ProstaScint images through reconstruction and attenuation-correction methods to address inherent limitations of single photon emission computed tomography (SPECT) imaging by correcting for the effects of radiation scatter and/or inherent collimator and detector blur.
     -    New product applications
          - Utilization of ProstaScint scans to guide therapy ("image-guided therapy"), to enhance therapy targeting for treatments such as brachytherapy, cryotherapy and external beam radiation, such as intensity modulated radiation therapy (IMRT); and
          - Utilization of ProstaScint scans to guide biopsy ("image-guided biopsy"), which could be facilitated by future advances in image acquisition technology.

Royalty revenue from the sale of Quadramet (Samarium Sm-153 lexidronam injection) in the second quarter of 2003 was $465,000 compared to $510,000 reported in the second quarter of 2002. For the six month period ended June 30, 2003, royalty revenue from the sale of Quadramet was $914,000 compared to $1.01 million for the six month period ended June 30, 2002. Quadramet is a skeletal targeting therapeutic radiopharmaceutical developed by Cytogen Corporation based on technology licensed from Dow Chemical and was marketed by Berlex Laboratories, the U.S. affiliate of Schering AG Germany, through July 31, 2003 in the United States for the relief of pain due to bone metastases arising from prostate, breast, multiple myeloma and other types of cancer.

On August 1, 2003, Cytogen completed the previously announced reacquisition of marketing rights held by Berlex Laboratories to Quadramet in North and Latin America in exchange for an upfront payment of $8 million and royalties based on future sales. Under a 1998 agreement, Berlex had marketing rights to Quadramet in North and Latin America and Cytogen previously received and reported royalties on product sales made by Berlex. In 2002, Berlex recorded Quadramet sales of approximately $7.36 million, for which Cytogen recorded $1.84 million in royalty revenue. Effective August 1, 2003, Cytogen began recording all revenue from the sale of Quadramet. Schering AG, which acquired CIS Bio International in 2000, will continue to market Quadramet in Europe as a direct licensee of Dow.

Cytogen believes that future growth and market penetration of Quadramet is largely dependent upon, among other things:

     - New clinical data supporting the expanded and earlier use of Quadramet in various cancers;
     - Novel research supporting combination uses with other therapies, such as chemotherapy and bisphophonates;
     - Establishing the use of Quadramet at higher doses to target and treat primary bone cancers; and
     -    Increased marketing and sales penetration to physicians.

Sales of NMP22 BladderChek (Nuclear matrix protein-22), a point-of-care, in vitro diagnostic test for bladder cancer, were $98,000 in the second quarter of 2003 compared to $25,000 in the first quarter of 2003. For the six month period ended June 30, 2003, NMP22 BladderChek revenue was $123,000. In October 2002, Cytogen entered into a five-year agreement with Matritech, Inc. to be the sole distributor of Matritech's NMP22 BladderChek device to urologists and oncologists in the United States. During November 2002, Cytogen began promoting NMP22 BladderChek to urologists in the United States using its in-house specialty sales force.

Effective January 24, 2003, Cytogen discontinued selling and marketing brachytherapy products. There were no brachytherapy product sales in the second quarter of 2003 compared to $565,000 for the second quarter of 2002. For the six month period ended June 30, 2003, brachytherapy product sales were $240,000 compared to $1.02 million for the six month period ended June 30, 2002.

"With regard to additional future potential growth drivers, we remain cautiously optimistic for approval of Combidex(R), a novel lymph node imaging agent developed by Advanced Magnetics, Inc., which we intend to market pending clearance by the U.S. Food and Drug Administration. Our optimism about Combidex was reinforced by the publication in June 2003 of a study in the New England Journal Of Medicine showing that Combidex aids in the non-invasive diagnosis of otherwise undetectable metastatic prostate cancer. We believe that Cytogen's proprietary and licensed products - ProstaScint, Quadramet and NMP22 BladderChek; as well as late-stage opportunities, such as Combidex; and our evolving development pipeline of in vivo immunotherapeutic products based on prostate specific membrane antigen (PSMA), collectively represent a tremendous opportunity for future growth," Mr. Becker concluded.

Costs and Expenses

Operating expenses in the second quarter of 2003 were $5.67 million compared to $6.40 million in the second quarter of 2002. For the six month period ended June 30, 2003, operating expenses were $10.67 million compared to $14.73 million for the six month period ended June 30, 2002. Operating expenses in first quarter of 2002 included a $2.0 million non-cash milestone expense related to the progress of an ex vivo dendritic cell prostate cancer therapy, which has since been discontinued. Operating expenses include, among other items, costs associated with the PSMA Development Company LLC, a joint venture between Cytogen Corporation and Progenics Pharmaceuticals, Inc. for the development of in vivo immunotherapies utilizing prostate specific membrane antigen, or PSMA. Cytogen's share of development costs associated with the PSMA Development Company LLC were

$1.09 million for the second quarter of 2003 compared to $595,000 in the second quarter of 2002. Operating expenses also include research in cellular signaling through our AxCell Biosciences subsidiary, which were $357,000 in the second quarter of 2003 compared to $1.04 million for the second quarter of 2002.

Cash Position

Cytogen's cash and cash equivalents as of June 30, 2003 were $13.53 million compared to $14.73 million as of December 31, 2002. During the second quarter 2003, the Company received total gross proceeds of approximately $5.0 million in connection with a private placement of 1,052,632 shares of Cytogen common stock. In July 2003, the Company received total gross proceeds of approximately $10.0 million in connection with a private placement of 1,172,332 shares of Cytogen common stock, $8 million of which was used to reacquire the North and Latin American marketing rights for Quadramet, with the balance expected to be used for expenses related to the reacquisition. Investors in both transactions also received warrants to purchase additional shares of Cytogen common stock. The financial impact of the Company's July 2003 financing, reacquisition of Quadramet, and related payment are not reflected in the financial statements released for the period ended June 30, 2003.

Marketed and Pipeline Product Events in the Second Quarter of 2003

     - Clinical investigators from cancer research centers around the world presented new clinical data regarding the use of Quadramet in hematological and solid tumor cancers at the Annual Meeting of the American Society of Clinical Oncology (ASCO) from May 31, 2003 through June 3, 2003 in Chicago, IL. Investigators presented preliminary clinical data at ASCO demonstrating the synergies of Quadramet in combination with a chemotherapeutic (docetaxel) for the treatment of advanced androgen independent prostate cancer, pain palliation in multiple myeloma in combination with a bisphosphonate (zoledronic acid), and pain palliation resulting in a reduction of opioid usage in solid tumor cancers.

     - In mid-June, Cytogen and Berlex Laboratories, a U.S. affiliate of Schering AG, Germany announced an agreement whereby marketing rights held by Berlex to market Quadramet in North and Latin America would be returned to Cytogen in exchange for an upfront payment of $8 million and royalties based on future sales. This transaction was completed on August 1, 2003.

     - Also in mid-June, Cytogen and Advanced Magnetics, Inc. announced the publication of clinical data in the New England Journal Of Medicine showing that magnetic resonance (MR) imaging with Combidex aids in the non-invasive evaluation of lymph nodes in patients with prostate cancer. Researchers, led by Mukesh Harisinghani, MD, assistant radiologist at Massachusetts General Hospital (MGH) and Jelle Barentsz, MD, Professor of Radiology at the University Medical Center Nijmegen (UMCN) in the Netherlands, concluded that the use of Combidex-enhanced MR imaging allows for the detection of small and otherwise undetectable lymph node metastases in patients with prostate cancer.

     -    During the 50th Annual Meeting of the Society of Nuclear Medicine
          (SNM) held from June 21, 2003 through June 25, 2003 in New Orleans, LA, Cytogen, Siemens Medical Solutions, and the University Hospitals of Cleveland announced a partnership to promote breakthroughs in prostate cancer imaging. Through this partnership, physicians at the University Hospitals of Cleveland are using the Siemens e.cam(TM) gamma camera with Flash 3D iterative reconstruction and CT attenuation correction technology, in combination with Cytogen's ProstaScint imaging agent. The resulting images may provide major improvements for the diagnosis and staging of metastatic prostate cancer.

     - Also during SNM, GE Medical Systems, a unit of General Electric Company, announced that it formed an alliance with Cytogen to market a total molecular imaging system to help evaluate the extent and spread of prostate cancer by integrating GE Medical's Infinia(TM) Hawkeye(R) imaging system with Cytogen's ProstaScint imaging agent. GE's revolutionary Infinia Hawkeye imaging system combines the anatomic detail of computed tomography (CT) with the molecular imaging data provided by nuclear medicine cameras using products such as Cytogen's ProstaScint. The Infinia Hawkeye provides CT-based attenuation correction and localization for single-photon emission computed tomography (SPECT) studies that can help address the inherent limitations of SPECT imaging.

     - Lastly during SNM, clinical investigators from cancer research centers around the world presented new clinical data regarding the use of ProstaScint and Quadramet in multiple cancers. The investigational studies detailed new advances in molecular imaging technology for prostate cancer using ProstaScint and the potential synergies of Quadramet with chemotherapy for the treatment of metastatic hormone-refractory prostate cancer, pain palliation in solid tumor cancers, and higher dose usage to target and treat primary bone cancers.

NOTE:

ProstaScint is indicated as a diagnostic imaging agent in newly diagnosed patients with biopsy-proven prostate cancer, thought to be clinically localized after standard diagnostic evaluation and who are thought to be at high risk for pelvic lymph node metastases. ProstaScint is also indicated in post-prostatectomy patients and a negative or equivocal standard metastatic evaluation in whom there is a high clinical suspicion of occult metastatic disease. This press release describes clinical applications and imaging performance that differs from that reported in the ProstaScint package insert.

Quadramet is indicated for the relief of pain in patients with confirmed osteoblastic metastatic bone lesions that enhance on radionuclide bone scan. This press release describes clinical applications that differ from that reported in the Quadramet package insert.

A copy of the full prescribing information for ProstaScint and Quadramet may be obtained in the U.S. from Cytogen Corporation by calling toll free 800-833-3533 or by visiting the web site at http://www.cytogen.com.

Cytogen's management will discuss the Company's second quarter 2003 results with the investment community during a conference call beginning at 4:30 pm Eastern Time on Thursday, August 14, 2003. To participate in the conference call, domestic callers dial (877) 780-2271 and international callers dial (973)

582-2737 or log onto the investor relations section of Cytogen's website at http://www.cytogen.com/ir.html and click on the webcast link to access the live call.

An audio replay of the call will also be available at the same website address, starting approximately one hour after the call and continuing for 45 days thereafter. A telephone replay of the call will also be available for 7 days. Domestic callers dial (877) 519-4471 and international callers dial (973) 341-3080 (Replay passcode # 4089472).

About Cytogen Corporation

Cytogen Corporation of Princeton, NJ is a product-driven, oncology-focused biopharmaceutical company. Cytogen markets proprietary and licensed oncology products through its in-house specialty sales force: Quadramet(R) (a skeletal targeting therapeutic radiopharmaceutical for the relief of pain due to bone metastases); ProstaScint(R) (a monoclonal antibody-based imaging agent used to image the extent and spread of prostate cancer); and NMP22(R) BladderChek(TM) (a point-of-care, IN VITRO diagnostic test for bladder cancer). Cytogen has exclusive U.S. marketing rights to Combidex(R), an ultrasmall superparamagnetic iron oxide contrast agent for magnetic resonance imaging of lymph nodes that is pending clearance by the U.S. Food and Drug Administration. Cytogen's pipeline comprises product candidates at various stages of clinical development, including fully human monoclonal antibodies and cancer vaccines based on PSMA (prostate specific membrane antigen) technology, which was exclusively licensed from Memorial Sloan-Kettering Cancer Center. Cytogen also conducts research in cellular signaling through its AxCell Biosciences research division in Newtown, PA. For more information, please visit the Company's website at www.cytogen.com, which is not part of this press release.

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. ALL STATEMENTS, OTHER THAN STATEMENTS OF HISTORICAL FACTS, INCLUDED IN THIS PRESS RELEASE REGARDING OUR STRATEGY, FUTURE OPERATIONS, FINANCIAL POSITION, FUTURE REVENUES, PROJECTED COSTS, PROSPECTS, PLANS AND OBJECTIVES OF MANAGEMENT ARE FORWARD-LOOKING STATEMENTS. THE WORDS "ANTICIPATES," "BELIEVES," "ESTIMATES," "EXPECTS," "INTENDS," "MAY," "PLANS," "PROJECTS," "WILL," "WOULD" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, ALTHOUGH NOT ALL FORWARD-LOOKING STATEMENTS CONTAIN THESE IDENTIFYING WORDS. SUCH FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES AND INVESTORS ARE CAUTIONED NOT TO PUT ANY UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENT. THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE CYTOGEN'S RESULTS TO DIFFER MATERIALLY FROM THOSE INDICATED BY SUCH FORWARD-LOOKING STATEMENTS. IN PARTICULAR, CYTOGEN'S BUSINESS IS SUBJECT TO A NUMBER OF SIGNIFICANT RISKS, WHICH INCLUDE, BUT ARE NOT LIMITED TO, THE RISK OF OBTAINING THE NECESSARY REGULATORY APPROVALS, THE RISK OF WHETHER PRODUCTS RESULT FROM DEVELOPMENT ACTIVITIES, THE RISK OF SHIFTS IN THE REGULATORY ENVIRONMENT AFFECTING SALES OF CYTOGEN'S PRODUCTS SUCH AS THIRD-PARTY PAYOR REIMBURSEMENT ISSUES, AND THE RISK ASSOCIATED WITH CYTOGEN'S DEPENDENCE ON ITS PARTNERS FOR DEVELOPMENT OF CERTAIN PROJECTS. CYTOGEN CANNOT GUARANTEE THAT CYTOGEN WILL ACTUALLY ACHIEVE THE PLANS, INTENTIONS OR EXPECTATIONS DISCLOSED IN ANY SUCH FORWARD-LOOKING STATEMENTS. CYTOGEN'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM CYTOGEN'S HISTORICAL RESULTS OF OPERATIONS AND THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS AND THE RISKS STATED ABOVE FOR VARIOUS REASONS, INCLUDING, BUT NOT LIMITED TO, CYTOGEN'S ABILITY TO CARRY OUT ITS BUSINESS AND FINANCIAL PLANS, TO SUCCESSFULLY COMMERCIALIZE QUADRAMET(R), TO DETERMINE AND IMPLEMENT THE APPROPRIATE STRATEGIC

INITIATIVE FOR ITS AXCELL BIOSCIENCES SUBSIDIARY, TO FUND DEVELOPMENT NECESSARY FOR EXISTING PRODUCTS AND TO PURSUE NEW PRODUCT OPPORTUNITIES, TO INTEGRATE IN-LICENSED PRODUCTS SUCH AS NMP22(R) BLADDERCHEK(TM), TO ESTABLISH AND SUCCESSFULLY COMPLETE CLINICAL TRIALS WHERE REQUIRED FOR PRODUCT APPROVAL, TO OBTAIN FOREIGN REGULATORY APPROVALS FOR PRODUCTS AND TO ESTABLISH MARKETING ARRANGEMENTS IN COUNTRIES WHERE APPROVAL IS OBTAINED, AND OTHER FACTORS DISCUSSED IN CYTOGEN'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2002, AS AMENDED, AND FROM TIME-TO-TIME IN CYTOGEN'S OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. ANY FORWARD-LOOKING STATEMENTS MADE BY CYTOGEN DO NOT REFLECT THE POTENTIAL IMPACT OF ANY FUTURE ACQUISITIONS, MERGERS, DISPOSITIONS, JOINT VENTURES OR INVESTMENTS CYTOGEN MAY MAKE. CYTOGEN DOES NOT ASSUME, AND SPECIFICALLY DISCLAIMS, ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, AND THESE STATEMENTS REPRESENT CYTOGEN'S CURRENT OUTLOOK ONLY AS OF THE DATE GIVEN.

                                       ###

                                     CYTOGEN CORPORATION & SUBSIDIARIES
                              (ALL AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
                                                 (UNAUDITED)



CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                                         JUNE 30,                     JUNE 30,
                                                  --------------------         --------------------
                                                    2003         2002            2003         2002
                                                  -------      -------         -------      -------
Revenues:
    Marketed Product Sales                        $ 1,697      $ 2,592         $ 3,582      $ 5,174
    Royalty Revenue                                   465          510             914        1,009
    License and Contract                              164           65             307          280
                                                  -------      -------         -------      -------
            Total Revenues                          2,326        3,167           4,803        6,463
                                                  -------      -------         -------      -------

Operating Expenses:
    Cost of Product Related Revenues                  900        1,241           1,810        2,295
    Ongoing Research and Development                  771        1,746           1,604        3,545
    Equity Loss in PSMA LLC                         1,086          595           1,966        1,108
    Selling and Marketing                           1,174        1,622           2,476        3,075
    General and Administrative                      1,740        1,200           2,816        2,710
    Milestone Payment Related to
            Research and Development*                   -            -               -        2,000
                                                  -------      -------         -------      -------
            Total Operating Expenses                5,671        6,404          10,672       14,733
                                                  -------      -------         -------      -------

Non-Operating Income (Expense), net                   (23)          30             (34)          65
Income Tax Benefit                                      -            -            (584)           -
                                                  -------     --------         -------
Net Loss                                          $(3,368)    $(3,207)         $(5,319)     $(8,205)
                                                  =======     =======          =======      =======

Basic and Diluted Net Loss Per Share              $ (0.37)    $ (0.39)         $ (0.60)     $ (1.00)
                                                  =======     =======          =======      =======

Weighted Average Common Shares Outstanding          9,051       8,308            8,909        8,217
                                                  =======     =======          =======      =======

* In 2002, the Company recorded a non-cash milestone payment related to the progress of the cancer clinical trials.



CONDENSED CONSOLIDATED BALANCE SHEETS

                                                          JUNE 30,      DECEMBER 31,
                                                            2003            2002
                                                        -----------    -------------

Assets
    Cash and Cash Equivalents                            $ 13,529         $ 14,725
    Accounts Receivable, net                                1,290            1,778
    Inventories                                             2,029            1,262
    Property and Equipment, net                               783            1,072
    Other Assets                                            1,335            1,057
                                                         --------         --------
            Total Assets                                 $ 18,966         $ 19,894
                                                         ========         ========

Liabilities & Stockholders' Equity
    Accounts Payable & Accrued Liabilities               $  3,839         $  4,427
    Other Current Liabilities                                  75               80
    Long-Term Liabilities & Deferred Revenues               4,528            4,799
    Stockholders' Equity                                   10,524           10,588
                                                         --------         --------
            Total Liabilities & Stockholders' Equity     $ 18,966         $ 19,894
                                                         ========         ========